Exhibit 4.1

SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT (this "Agreement"), dated as of March 13, 2022 (the “Effective Date”) by and among Quoin Pharmaceuticals, Inc., a Delaware corporation, with headquarters located at 42127 Pleasant Forest Ct, Ashburn, VA 20148 ("Quoin"), Quoin Pharmaceuticals Ltd. (formerly known as Cellect Biotechnology Ltd.), an Israeli company, with headquarters located at Azrieli Center, Round Tower, 30th Floor, 132 Menachem Begin Blvd, Tel Aviv, 6701101 (the "Company"), and the investor listed on the signature page attached hereto (the "Holder"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Primary Financing SPA, the Bridge SPA, the RRA or the Warrants (each as defined below), as applicable.

WHEREAS:

A.            In connection with the Securities Purchase Agreement (as amended, the "Primary Financing SPA") by and among Quoin, the Company and the Holder, dated as of March 24, 2021, (x) Quoin has agreed to issue the Initial Purchased Shares and the Additional Purchased Shares and (y) the Company has agreed to issue to the Holder Series A Warrants, Series B Warrants and Series C Warrants, in the forms attached as Exhibits B-1, B-2 and B-3, respectively, to the Primary Financing SPA (as amended, collectively, the "Primary Financing Warrants"), which are exercisable to purchase ADSs of the Company (as exercised, collectively, the "Primary Financing Warrant Shares") in accordance with the terms of the Primary Financing Warrants.

B.            In connection with the Securities Purchase Agreement (as amended, the "Bridge SPA") by and between Quoin and the Holder, dated as of March 24, 2021, Quoin issued to the Holder (i) on March 25, 2021 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "First Bridge Warrants"), which were exercisable to purchase shares of Quoin's common stock, in accordance with the terms of the First Bridge Warrants, which were exchanged for warrants (the "First Exchange Warrants") to purchase ADSs of the Company (as exercised, collectively, the "First Exchange Warrant Shares") on October 28, 2021 upon the consummation of the transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated as of March 24, 2021, by and among Quoin, the Company and CellMSC, Inc., a Delaware corporation and wholly owned subsidiary of the Company (as amended, the "Merger Agreement"), (ii) on April 23, 2021 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "Second Bridge Warrants"), which were exercisable to purchase shares of Quoin's common stock, in accordance with the terms of the Second Bridge Warrants, which were exchanged for warrants (the "Second Exchange Warrants") to purchase ADSs of the Company (as exercised, collectively, the "Second Exchange Warrant Shares") on October 28, 2021 upon the consummation of the transactions contemplated pursuant to the Merger Agreement and (iii) on May 24, 2021 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "Third Bridge Warrants" and together with the First Bridge Warrants and the Second Bridge Warrants, the "Bridge Warrants"), which were exercisable to purchase shares of Quoin's common stock, in accordance with the terms of the Third Bridge Warrants, which were exchanged for warrants (the "Third Exchange Warrants" and together with the First Exchange Warrants and the Second Exchange Warrants, the "Exchange Warrants") to purchase ADSs of the Company (as exercised, collectively, the "Third Exchange Warrant Shares" and together with the First Exchange Warrants Shares and the Second Exchange Warrant Shares, the "Exchange Warrant Shares") on October 28, 2021 upon the consummation of the transactions contemplated pursuant to the Merger Agreement.

C.            On September 17, 2021, Quoin, the Company and the Holder entered into an Amendment Agreement (the "First Amendment Agreement") pursuant to which, Quoin, the Company and the Holder amended (x) the form of the Primary Financing Warrants attached as Exhibits B-1, B-2 and B-3 to the Primary Financing SPA as set forth on Exhibits A-1, A-2 and A-3 attached to the First Amendment Agreement, (y) the form of the Exchange Warrants attached as Exhibit F to the Primary Financing SPA as set forth on Exhibit B attached to the First Amendment Agreement and (z) that certain Registration Rights Agreement, dated as of March 24, 2021 (as amended, including, without limitation pursuant to the First Amendment Agreement, the "RRA"), all pursuant to the terms and conditions set forth therein.

D.            Quoin, the Company and the Holder also wish to further amend the Primary Financing Warrants and the Company and the Holder wish to further amend the RRA, all as set forth herein.

E.            Upon receipt by each party to this Agreement of this Agreement duly executed and delivered by such other parties to this Agreement, the amendments, transactions and other provisions of this Agreement shall be effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Quoin, the Company and the Holder hereby agree as follows:

1.            Amendments.

As of the Effective Date, Section 1(d)(1) of the form of the Series C Warrant attached as Exhibit A-3 to the First Amendment Agreement is hereby amended and restated, as follows (additions are indicated by bold blue font and deletions with strikethrough red font):

"(d)  Cashless Exercise.

(1)            Notwithstanding anything contained herein to the contrary, if at any time following ~~the earlier of (x) [•], 20223 and (y)~~ the Demand Effectiveness Deadline (as defined in the Registration Rights Agreement) of the Demand Registration Statement (as defined in the Registration Rights Agreement), if any, filed to register the Unavailable Warrant Shares for resale by the Holder, a Registration Statement covering the resale of the Unavailable Warrant Shares is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of ADSs determined according to the following formula (a "Cashless Exercise"):

~~3 Insert date that is six (6) months immediately following the Shares Closing Date.~~

For purposes of the foregoing formula:

A= the total number of ADSs with respect to which this Warrant is then being exercised.

B= as applicable: (i) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of "regular trading hours" (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the Weighted Average Price of the ADSs on the Trading Day immediately preceding the date of the applicable Exercise Notice or (y) the Bid Price of the ADSs on the principal trading market for the ADSs as reported by Bloomberg as of the time of the Holder's execution of the applicable Exercise Notice if such Exercise Notice is executed during "regular trading hours" on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of "regular trading hours" on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the ADSs on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of "regular trading hours" on such Trading Day.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise."

As of the Effective Date, Section 1(d)(3) of the Form of the Series A, B and C Warrant attached as Exhibit A-1, A-2 and A-3, respectively, to the First Amendment Agreement is hereby amended and restated, as follows (additions are indicated by bold blue font):

"(3)      For purposes of Rule 144(d), the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise [INSERT IN SERIES B WARRANT: or an Alternate Cashless Exercise] shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares for purposes of Rule 144(d), shall be deemed to have commenced, on [INSERT IN SERIES A, B & C WARRANTS ISSUED ON THE WARRANT CLOSING DATE: the Shares Closing Date] [INSERT IN SERIES A & B WARRANTS ISSUED UPON A CASH EXERCISE OF THE SERIES C WARRANT: the date this Warrant was originally issued pursuant to the Securities Purchase Agreement]. The Company agrees not to take any position contrary to this Section 1(d) as long as the rules and interpretations of the SEC in effect as of the Subscription Date remain unchanged in this respect."

As of the Effective Date, the first sentence of Section 1(h)(i)(1) of the form of the Series C Warrant attached as Exhibit A-3 to the First Amendment Agreement is hereby amended and restated, as follows (additions are indicated by bold blue font and deletions with strikethrough red font):

"If at any time from and after the ~~Initial~~ Demand Effectiveness Deadline (as defined in the Registration Rights Agreement) of the Demand Registration Statement (as defined in the Registration Rights Agreement) registering the Warrant Shares subject to the applicable Mandatory Exercise (as defined below) for resale by the Holder, no Equity Conditions Failure has occurred during the Equity Conditions Measuring Period, the Company shall have the right to require the Holder and all, but not less than all, holders of the other SPA Warrants, to exercise all or any portion of this Warrant and the other SPA Warrants, as designated in the applicable Mandatory Exercise Notice (as defined below), into fully paid, validly issued and nonassessable ADSs in accordance with Section 1(a) hereof at the Exercise Price on the Mandatory Exercise Date (as defined below) (a "Mandatory Exercise") provided that if any Mandatory Exercise requires the exercise of less than all of this Warrant and the other SPA Warrants that then remain outstanding, such Mandatory Exercise shall be for a number of ADSs that would, in the aggregate, cause the Holder and the holders of the other SPA Warrants to pay in the aggregate an Aggregate Exercise Price in cash to the Company that is not less than $1,000,000."

As of the Effective Date, Section 18(hh) of the Form of the Series A, B and C Warrant attached as Exhibit A-1, A-2 and A-3, respectively, to the First Amendment Agreement is hereby amended and restated, as follows (additions are indicated by bold blue font):

"(hh)      "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the Buyers, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms."

2.            Supplement to RRA. As of the Effective Date, the parties hereto agree that Section 2(a) of the RRA shall be re-numbered as Section 2(a)(i) and Section 2(a) is hereby amended and supplemented by the addition of the following Sections 2(a)(ii)-(iv):

"(ii)  Notwithstanding anything contained herein to the contrary, the Company shall file with the SEC a Demand Registration Statement covering the resale of all of the following Demand Registrable Securities: (x) 6,665,922 ADSs issuable upon exercise of the Series A Warrant, (y) 6,665,922 ADSs issuable upon exercise of the Series B Warrant and (z) 2,389,670 ADSs issuable upon exercise of the Series C Warrant (in each case, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring relating to the Ordinary Shares and/or the ADSs after the date hereof), in each case, by the earlier of (x) the first (1st) Business Day following the date that the Company files its Annual Report on Form 20-F for the fiscal year ended December 31, 2021 with the SEC and (y) April 15, 2022 (such earlier date, the "20-F Outside Date"). The parties hereby agree that this Section 2(a)(ii) shall be deemed a Demand Notice.

(iii) No Demand Notice, other than the Demand Notice pursuant to this Section 2(a)(ii), shall be submitted to the Company prior to the 20-F Outside Date requiring the Company to file another Demand Registration Statement prior to the 20-F Outside Date. For the avoidance of doubt, the Lead Investor may elect to deliver another Demand Notice to the Company after the 20-F Outside Date in accordance with this Agreement.

(iv) The (x) the "Demand Filing Date" with respect to the Demand Registration Statement being contemplated by Section 2(a)(ii), shall mean the date that the Company files the Demand Registration Statement as contemplated in Section 2(a)(ii) and (y) "Demand Filing Deadline" with respect to the Demand Registration Statement being contemplated by Section 2(a)(ii), shall mean the 20-F Outside Date."

3.            Mutual Representations and Warranties. The Holder represents and warrants to Quoin and the Company, and each of Quoin and the Company represents and warrants to the Holder as of the date hereof that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof

4.            Cleansing. The Company hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the eleventh Trading Day following the Effective Date, on a Current Report on Form 6-K (and attaching the form of this Agreement as an exhibit to such filing (including all schedules and attachments), the "6-K Filing"), the transactions as contemplated by this Agreement in accordance with applicable laws, rules and regulations. Immediately following the filing of the 6-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, Quoin, any of their respective Subsidiaries or any of its respective officers, directors, affiliates, employees or agents, that is not disclosed in the 6-K Filing. In addition, effective upon the filing of the 6-K Filing, each of Quoin and the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Quoin and/or the Company, any of their respective Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company. The Company shall not disclose the name of the Holder or any of its affiliates in the 6-K Filing or in any other filing, announcement, release or otherwise without the prior written consent of the Holder.

5.            Amendment. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders (as defined in the Primary Financing SPA and the RRA). Any amendment or waiver effected in accordance with this Section 5 shall be binding upon the Holder, the Company and Quoin. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all the holders of the Warrants.

6.            Miscellaneous.

(a)            The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated hereby and thereby, by paying any such amount to Schulte Roth & Zabel LLP (the "Holder Counsel Expense") within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b)            Except as expressly modified by this Agreement, the Primary Financing SPA (as modified by the First Amendment Agreement), the First Amendment Agreement and the RRA shall remain in full force and effect in accordance with their terms. This Agreement shall be deemed an amendment to each of the Primary Financing SPA, the First Amendment Agreement and the RRA and shall become effective as of the Effective Date. The terms of this Agreement amend and modify the Primary Financing SPA, the First Amendment Agreement, and the RRA as if fully set forth in the Primary Financing SPA, the First Amendment Agreement, the RRA, respectively. As of the date hereof, (i) all references in the Primary Financing SPA to "the Agreement" or "this Agreement" and all references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Securities Purchase Agreement" shall refer to the Primary Financing SPA, as modified by the First Amendment Agreement and this Agreement and (ii) all references in the RRA to "the Agreement" or "this Agreement" and all references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Registration Rights Agreement" shall refer to the RRA, as modified by the First Amendment Agreement and this Agreement. If there is any conflict between the terms, conditions and obligations of this Agreement and the First Amendment Agreement, the Primary Financing SPA or the RRA, this Agreement's terms, conditions and obligations shall control.

(c)            The provisions of this Agreement shall be effective, and shall only be effective as of the Effective Date.

(d)            Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company or Quoin:

Quoin Pharmaceuticals Ltd.

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

Attention: Michael Myers, Ph.D.

E-mail: mmyers@quoinpharma.com

With a copy (for informational purposes only) to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA

Attention: Yelena Barychev, Esq.

Email: yelena.barychev@blankrome.com

If to the Holder

c/o Altium Capital Management, LP

152 West 57th Street, 20th Floor

New York, NY 10019

Attention: Joshua Thomas

Telephone: 212-259-8404

E-mail: jthomas@altiumcap.com

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email:     eleazer.klein@srz.com

or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(e)            Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(f)            All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g)            If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h)            This Agreement, the First Amendment Agreement, the other Transaction Documents (as defined in the Primary Financing SPA and the Bridge SPA) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the First Amendment Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(i)            Subject to the requirements of Section 5, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(j)            The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k)            This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l)            Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m)            The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(n)            This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder, Quoin and the Company have caused their respective signature page to this Amendment Agreement to be duly executed as of the Effective Date.

QUOIN:

Quoin Pharmaceuticals, Inc.

By:	/s/ Dr. Michael Myers
Name: Dr. Michael Myers
Title: CEO

[Signature Page to Second Amendment Agreement]

IN WITNESS WHEREOF, the Holder, Quoin and the Company have caused their respective signature page to this Amendment Agreement to be duly executed as of the Effective Date.

COMPANY:

QUOIN PHARMACEUTICALS LTD.

By:	/s/ Dr. Michael Myer
Name: Dr. Michael Myers
Title: CEO

[Signature Page to Second Amendment Agreement]

IN WITNESS WHEREOF, the Holder, Quoin and the Company have caused their respective signature page to this Amendment Agreement to be duly executed as of the Effective Date.

HOLDER:

ALTIUM GROWTH FUND, LP

By:	/s/ Mark Gottlieb
Name: Mark Gottlieb
Title: COO

[Signature Page to Second Amendment Agreement]